EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 13, 2026 relating to the financial statements of M/I Homes, Inc. and the effectiveness of M/I Homes, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of M/I Homes, Inc. for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio
February 17, 2026